                                                                     EXHIBIT 5.1


                        [BAKER BOTTS L.L.P. LETTERHEAD]


                                                                 October 2, 2000


EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032


Ladies and Gentlemen:

         As set forth in Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to the Registration Statement on Form S-4 (No. 333-42310) to be filed by EGL, Inc., a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) 827,777 shares (the "1994 Plan Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Company that may be issued pursuant to the terms of the Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan (the "1994 Plan"), (ii) 25,000 shares (the "Purchase Plan Shares") of Common Stock that may be issued pursuant to the terms of the Circle International Group, Inc. Employee Stock Purchase Plan (the "Purchase Plan"), (iii) 116,450 shares (the "1999 Plan Shares") of Common Stock that may be issued pursuant to the terms of the Circle International Group, Inc. 1999 Stock Option Plan (the "1999 Plan"), (iv) 158,725 shares (the "2000 Plan Shares") of Common Stock that may be issued pursuant to the terms of the Circle International Group, Inc. 2000 Stock Option Plan (the "2000 Plan"), and (v) 20,000 shares (the "U.K. Plan Shares" and, together with the 1994 Plan Shares, the 1999 Plan Shares and the 2000 Plan Shares, the "Incentive Plan Shares") of Common Stock that may be issued pursuant to the terms of the Circle International Group, Inc. U.K. Sharesave Scheme (the "U.K. Plan" and, together with the 1994 Plan, the 1999 Plan and the 2000 Plan, the "Incentive Plans"), certain legal matters in connection with the Incentive Plan Shares and the Purchase Plan Shares (collectively, the "Shares") are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Post-Effective Amendment.

         In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Company's Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, (ii) the Agreement and Plan of Merger dated as of July 2, 2000 by and among the Company, EGL Delaware I, Inc., a Delaware corporation, and Circle International Group, Inc., a Delaware corporation, pursuant to which the Company assumed all options outstanding under the Incentive Plans and the Purchase Plan, (iii) copies of the Incentive Plans and the Purchase Plan, (iv) originals, or copies certified or otherwise identified, of corporate records of the Company, (v) certificates of public officials and of representatives of the Company and (vi) statutes and other instruments or documents. In giving such opinions, we have relied upon a

EGL, Inc.                           -2-                          October 2, 2000


certificate of officers of the Company with respect to the accuracy of the material factual matters contained in such certificate.

         We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraphs 2 and 3 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

         2. The Incentive Plan Shares subject to original issuance by the Company pursuant to the terms and conditions of awards granted under the Incentive Plans have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and sale of such Incentive Plan Shares from time to time pursuant to the terms and conditions of such awards granted under the Incentive Plans, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Incentive Plan Shares as provided therein, such Incentive Plan Shares will be validly issued, fully paid and nonassessable.

         3. The Purchase Plan Shares subject to original issuance by the Company have been duly authorized by all necessary corporate action on the part of the Company, and when and to the extent issued and sold from time to time in accordance with the terms and conditions of the Purchase Plan and upon payment therefor as provided in the Purchase Plan, such Purchase Plan Shares will be validly issued, fully paid and nonassessable.

EGL, Inc.                           -3-                          October 2, 2000


         This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it or purchased other than from the Company.

         We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

                                                    Very truly yours,

                                                    /s/ BAKER BOTTS L.L.P.